Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Stock Incentive Plan and 2020 Inducement Stock Incentive Plan of Apellis Pharmaceuticals, Inc. of our report dated February 26, 2019, with respect to the consolidated financial statements of Apellis Pharmaceuticals, Inc. for the year ended December 31, 2018, included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 25, 2021